Share Purchase Agreement

Party A: Inner-Mongolian Xiangzhen Mining Group Ltd. Co.
Office Location: Wulanhua Town, Siziwang Qi, Inner-Mongolia
Legal representative: Yu Xiaojing

Party B: Xinjiang Tianxiang Development Co. of New Technology
Office Location: 31 Beijing South Road, Urumqi, Xinjiang
Legal Representative: Pang Jun

Whereas Party B owns 20% of Xingzhen Mining Ltd. Co. of Buerjin County, Xinjiang (“Xingzhen Co.”), and Xingzhen Co. owns the mining right of Keyinbulake Copper-Zinc Mine, Buerjin County, Xinjiang, a mine with a considerable reserve of copper, zinc and other non-ferrous metals which potentially is economically minable. After negotiation between the two parties, an agreement has been reached by which Party A shall pay cash to purchase 10% of Party B’s ownership of Xingzhen Co. Party A and Party B have agreed upon the following clauses which both parties shall abide by.

1.
Party B agrees to transfer to Party A 10% of Party B’s ownership of Xingzhen Co. for a consideration of Three Million Five Hundred Thousand Reminbi (3,500,000 RMB). Within 15 days after this agreement is signed, a payment of 3,500,000 RMB by Party B shall be deposited into a bank account designated by Party B.

2.
Party B shall warrant that the assets whose ownership is being transferred in this agreement have by no means been assigned, collateralized or mortgaged, nor claimed by any third parties. The ownership which is being transferred is impeccably owned by Party B and transferable fully and legally by Party B to others. Party B shall indemnify of financial and legal responsibilities which this ownership transfer may cause.

3.
Party A and Party B agree that Party B shall simultaneously transfer 5% of its ownership to Mengxin Investment Co. of Wulatehou Qi, Inner-Mongolia, and Party A shall surrender its pre-emptive right. After this ownership transfer, Party A shall own 90% of Xingzhen Co. and Party B shall own 5% (net equity). Party A shall be committed to subsequent investments in mine exploration and development, and Party B’s ownership of 5% in Xingzhen shall not be diluted.

4.
Within 20 days after the legal transfer of ownership, Party B shall work cooperatively with Party A to complete legal and regulatory registration of the ownership transfer from Party B to Party A as required by central and local governments.

5.	Breach of contract. One party of this agreement who fails to fulfill this agreement properly or fully shall remedy another party of this agreement for its failure.
6.
Changes or termination of this agreement.This agreement may be changed or terminated in the case of force majeure or at the mercy of the uncontrollable by no-fault party of this agreement which prevents this agreement from performing. No change or termination shall be valid unless Party A and Party B sign to agree upon.

7.
Laws and legal settlement of disputes. This agreement shall be governed by the laws of China. Any dispute which arises due to or related to this agreement shall be settled between Party A and Party B through deliberation and negotiation. Any dispute which cannot be settled shall be arbitrated in the place of deliberation and negotiation.

8.	This agreement shall be in four copies, and each party shall keep two copies.
9.	Any issue which is not covered by this agreement shall be subject to amendment which shall be made by the two parties. Amendments shall be of equal legal power as this agreement itself.

Party A: Inner-Mongolian Xiangzhen Mining Group Ltd. Co. (corporate seal stamped)
Legal representative: (signed)
Bank:
Bank Account No.:

Party B: Xinjiang Tianxiang Development Co. of New Technology (corporate seal stamped)
Legal representative: (personal seal stamped)
Bank:
Bank Account No.:

This Agreement was signed on June 25, 2007